UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PAYCOM SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Paycom Software, Inc.

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(405) 722-6900

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2022

To the Stockholders of Paycom Software, Inc.:

This proxy statement supplement, dated April 15, 2022 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Paycom Software, Inc. (the “Company”), dated March 31, 2022 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 2, 2022 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Departure of Chief Operating Officer; Appointment of Executive Vice President of Operations

On April 14, 2022, the Company announced the departure of Jon Evans from the position of Chief Operating Officer of the Company, effective immediately. Justin Long, the Company’s Executive Vice President of Operations, will assume Mr. Evans’s responsibilities.

In connection with Mr. Evans’s departure, the Company, Paycom Payroll, LLC and Mr. Evans entered into a Severance and Release Agreement (the “Severance Agreement”), pursuant to which Mr. Evans is entitled to receive (i) a cash severance payment equal to $709,350.48, less applicable withholdings and taxes, which amount represents 18 months of Mr. Evans’s base salary and the cost of 12 months of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the accelerated vesting of 5,663 shares of time-based restricted stock, all of which would have otherwise vested by May 10, 2022, in each case provided that Mr. Evans does not revoke the Severance Agreement. The Severance Agreement contains a release of claims and incorporates customary non-disclosure, non-solicitation and non-disparagement obligations.

In accordance with the terms of the award agreements governing the performance-based restricted stock units (“PSUs”) granted to Mr. Evans in 2021 and 2022, the PSUs will remain eligible for vesting based on the Company’s actual performance, but pro-rated for the number of days Mr. Evans was employed during the applicable two-year performance periods and three-year performance periods.

Justin Long, 44, served as the Company’s Director of Implementation from October 2018 to April 2022 and the Company’s Director of Implementation Strategy from June 2018 to October 2018. Before joining the Company, Mr. Long worked as Director of IT Business Systems at Love’s Travel Stops from December 2014 to June 2018 and as Manager of IT Business Delivery at Love’s Travel Stops from August 2010 to December 2014. Prior to that, Mr. Long served in various roles at Musket Corporation and CITGO Petroleum. Mr. Long earned his Bachelor of Business Administration degree from the University of Oklahoma and Master of Business Administration and Management degree from the University of Tulsa.

Mr. Long’s annual base salary is $375,000 and he is eligible to participate in the Paycom Software, Inc. Annual Incentive Plan (the “Annual Incentive Plan”). For the performance period beginning January 1, 2022 and ending December 31, 2022, Mr. Long was granted an award under the Annual Incentive Plan with a target bonus level of 100% of his base salary and a maximum payout of 170% of his base salary, based on the achievement of pre-established Company goals related to annual revenue retention rate.

Voting Matters

Please note that any proxy card that you received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Craig E. Boelte
Craig E. Boelte
Chief Financial Officer
April 15, 2022